Exhibit 10.2

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

The parties to this Confidential Separation Agreement and General Release of Claims (“Agreement”) are Matthew Cameron (for yourself, your family, beneficiaries and anyone acting for you) (“you”) and Akumin Inc., an Ontario corporation (“Akumin” or the “Company”) (collectively referred to herein as “the Parties”), with reference to the following facts:
A. On August 9, 2022, you and Akumin entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) in which Akumin agreed to continue employ you in the position of Chief Legal Officer and Corporate Secretary on the terms and conditions contained in the Employment Agreement, which is incorporated by reference herein.

B. On August 12, 2022, Akumin terminated your employment without Cause, as that term is defined in the Employment Agreement, in accordance with section 2.1(5) of the Employment Agreement.

C. Under the terms of the Employment Agreement, you are entitled to certain severance pay if you sign (and do not revoke) a release of all claims that you may have against Akumin, any associated or affiliated entity, and its and their past or current officers, directors, and/or employees, as of the date you sign this Agreement.

NOW, THEREFORE, in consideration of good and valuable consideration the receipt of which is hereby acknowledged, you and Akumin agree as follows:

1. End of Employment. Pursuant to section 2.1(5) of the Employment Agreement, which is hereby incorporated by reference, Akumin terminated your employment without Cause (as such term is defined in the Employment Agreement) on August 12, 2022 (“Separation Date”).

2. Payment of All Compensation Owed. You acknowledge and agree that subject to payment of the amounts referred to in paragraph 4 below, you have been paid all compensation earned through the Separation Date.

3. Treatment of Stock Options and Equity Entitlements. Your stock options and equity entitlements will be treated in accordance with the applicable grant agreement(s) and applicable plans related thereto. In accordance with the Company’s Amended and Restated Restricted Share Unit Plan, dated November 14, 2017, as amended from time to time, the 20,000 unvested RSUs granted on March 9, 2021, and the 100,000 RSUs granted on December 17, 2021, vested immediately on the Separation Date. Within five business days of the Effective Date, as defined in paragraph 25 below, “your 120,000 RSUs will be settled for 120,000 common stock of the Company and the Company will deliver a share certificate or enter your name on the share register for the 120,000 common stock. The Company shall deduct any withholding taxes associated therewith from the lump sum payments being made to you in accordance with paragraph 5 below.

Exhibit 10.2

4. Accrued Benefits. Akumin shall pay you the following Accrued Benefits, as that term is defined in the Employment Agreement:

a. Any unpaid expense reimbursement requests for reimbursable business expenses submitted by you prior to the Separation Date;

b. Your outstanding car allowance for the period from July 1, 2022 through the Separation Date, being $776.77, representing $560 per whole month and prorated daily through the Separation Date; and

c. Your outstanding cell phone and “work from home” expenses due under the Company’s policies from July 1, 2022 through the Separation Date, being $138.71, representing $50 per whole month for each cell phone and “work from home” and prorated daily through the Separation Date.

5. Separation Pay. As consideration for your promises in this Agreement and in the Employment Agreement, if you sign and do not revoke this Agreement, Akumin agrees – upon satisfaction of the conditions identified herein and in the Employment Agreement – to provide you with the following:
a. A lump sum payment in the gross amount of $291,667, which is equal to ten (10) months of your Base Salary, as defined in section 1.3(1) of the Employment Agreement;

b. A lump sum payment in the gross amount of $175,000, representing your Annual Bonus;

c. A lump sum payment in the gross amount of $5,600, representing your car allowance for such ten (10)-month period.

The Company shall make these payments to you by check made payable to you within five (5) business days of the Effective Date, as defined under paragraph 25 below. You and Akumin agree that these payments will represent wages and will therefore be subject to income tax and other legally required withholding, and will be reported by Akumin as income to you on an IRS Form W-2.

6. Acknowledgment of Consideration. You agree that the payments described in paragraph 5, above, represent amounts beyond those to which you would be entitled if you did not enter into this Agreement.

7. Indemnification. You understand and agree that Akumin and its attorneys are neither providing tax or legal advice, nor making representations regarding your tax obligations or consequences, if any, related to this Agreement. You further agree to assume any such tax obligations or consequences that may arise from this Agreement and to not seek any indemnification from Akumin in this regard. You agree that in the event that any taxing body determines that additional taxes are due from you in connection with this Agreement, you

Exhibit 10.2

acknowledge and assume all responsibility for the payment of any such taxes and agree to indemnify, defend and hold Akumin harmless for the payment of such taxes, and any failure to withhold; provided, however, Akumin assumes responsibility for any penalties and interest if such amounts are owed as a result of Akumin’s failure to withhold the correct amount of taxes where such failure is due to the Company’s error rather than to incorrect information provided by you. Subject to the foregoing, you agree to pay, on Akumin’s behalf, any interest or penalties imposed as a consequence of such tax obligations, and to pay any judgments, penalties, taxes, costs and attorneys’ fees incurred by Akumin as a consequence of your failure to pay any taxes due.

8. General Release. You release Akumin (plus its subsidiaries, affiliates, predecessors, successors and any other entity controlled by or under common control with Akumin, and all of its and their past and present directors, officers, employees, and agents – all together “Releasees”) from all claims of any type to date, known or unknown, suspected or unsuspected, to the fullest extent allowed by law, that you could have against the Company as of the Effective Date set forth in paragraph 25 below, including but not limited to anything to do with your employment or the end of your employment. This means you give up all claims and rights related to:

· pay, compensation, or benefits including bonuses, commissions, equity, expenses, incentives, insurance, paid/unpaid leave, profit sharing, or separation pay/benefits;

· compensatory, emotional or mental distress damages, punitive or liquidated damages, attorney fees, costs, interest or penalties;

· violation of express or implied employment contracts, covenants, promises or duties, intellectual property or other proprietary rights;

· unlawful or tortious conduct such as assault or battery; background check violations; defamation; detrimental reliance; fiduciary breach; fraud; indemnification; intentional or negligent infliction of emotional distress; interference with contractual or other legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence (including negligent hiring, retention, or supervision); personal injury; promissory estoppel; public policy violation; retaliatory discharge; safety violations; posting or records-related violations; wrongful discharge; or other federal, state or local statutory or common law matters;

· discrimination, harassment or retaliation based on age (including Age Discrimination in Employment Act or “ADEA” claims), benefit entitlement, citizenship, color, concerted activity, disability, ethnicity, gender, gender identity and expression, genetic information, immigration status, income source, jury duty, leave rights, military status, national origin, parental status, protected off-duty conduct, race, religion, retaliation, sexual orientation, union activity, veteran status, whistleblower claims in court (including under Sarbanes-Oxley, Dodd-Frank, and the False Claims Act claims), other legally protected status or activity; or any

Exhibit 10.2

allegation that payment under this Agreement was affected by any such discrimination, harassment or retaliation; and

· any participation in any class or collective action against any Releasee.

9. Release Exclusions and Other Exceptions. The release and Promise Not to Sue provisions of this Agreement exclude: (i) claims arising after you sign this Agreement; (ii) claims for breach of this Agreement; and (iii) claims that cannot be waived, such as for unemployment or worker’s compensation benefits. Nothing in any part of this Agreement limits your rights to: (i) file a charge or complaint with any administrative agency, such as the U.S. Equal Employment Opportunity Commission or a state fair employment practices agency, or the U.S. Securities and Exchange Commission (SEC), or communicate directly with or provide information (including testimony) to an agency, or otherwise participate in an agency proceeding; or (ii) communicate with law enforcement or your attorney. You nonetheless give up all rights to any money or other individual relief based on any agency or judicial decision, including class or collective action rulings. However, you may receive money properly awarded by the SEC as a reward for providing information to that agency.

10. Promise Not To Sue. You promise not to sue any Releasee in court (“Promise Not to Sue”) for any claim covered by the General Release (and not excluded from the General Release under paragraph 9 above). Besides releasing claims covered by the General Release, you agree never to sue any Releasee for any reason covered by the General Release (and not excluded from the General Release under paragraph 9 above). Despite this Promise Not to Sue, however, you may file suit to enforce this Agreement or to challenge its validity under the ADEA. If you sue a Releasee in violation of this Agreement: (i) you shall be required to pay that Releasee’s reasonable attorney fees and other litigation costs incurred in defending against your suit; or alternatively (ii) Akumin can require you to return all but $100.00 of the money provided to you under this Agreement. In that event, Akumin shall be excused from any remaining obligations that exist solely because of this Agreement.

11. Whistleblowing. You agree that (i) no one has interfered with your ability to report within Akumin possible violations of any law, and (ii) it is Akumin’s policy to encourage such reporting.

12. Acknowledgment of Return of Company Property. You acknowledge and agree that you have returned all Akumin property and materials relating to the business and affairs of the Company that you possessed or controlled, including all Confidential Information (as defined in section 3.3(2) of the Employment Agreement) and that you otherwise have fully complied with your obligations under section 2.2(a) of the Employment Agreement.

13. Future Cooperation. You agree to make yourself available to assist Akumin with any investigations, legal claims, or other matters concerning anything related to your employment. You specifically agree to make yourself available to Akumin upon reasonable notice for interviews and fact investigations, to testify without requiring service of a subpoena or other

Exhibit 10.2

legal process, and to voluntarily provide Akumin any employment-related documents you possess or control. “Cooperation” does not mean you must provide information favorable to Akumin; it means only that you will upon Akumin’s request provide information you possess or control. If Akumin requests your cooperation, then it will reimburse you for time spent at a rate of $265.00 per hour and reasonable and expenses, provided you submit supporting documentation and provided such expenses are approved in writing by Akumin before you incur them. Akumin agrees to pay you for your time and expenses within thirty (30) calendar days of Akumin’s receipt of an invoice and supporting documentation for such time and expenses.

14. Non-Disparagement. Except as required in connection with any claim brought by you in reliance on paragraph 9 above, the Parties agree that they shall not, directly or indirectly through others, identifiably or anonymously, make any statement or engage in any conduct that has the purpose or effect of disparaging or reflecting negatively upon the other or, in the case of Company, any of its representatives, officers, directors, shareholders or employees. Specifically, and without limiting the generality of the foregoing, the Parties are prohibited from posting to the Internet or any website, dispersing through any electronic or printed medium, conveying to any member of the press or public (whether with or without attribution, anonymously or otherwise), any comment, information, documents, pictures, or any other content in any form that has the intent or is reasonably construed to have the intent to discredit, defame, harm, embarrass, or harass the other; provided, however, for purposes of this paragraph, a disparaging statement or conduct by the Company is a statement or conduct that is authorized to be made by its Board or its Chief Executive Officer or in a public document of the Company. Nothing in this Agreement prevents you from (i) making any statements regarding the Company to your spouse; provided, however, any disparaging statement (as defined herein) by your spouse is a disparaging statement by you; or (ii) making any statements regarding the Company to your legal/financial advisors; provided, however, you first inform your legal/financial advisors of this non-disparagement provision and obtain their agreement to comply with this provision. The Parties agree that the remedy at law for any breach of the covenants contained in this paragraph would be inadequate, and that therefore the non-breaching party shall be entitled to injunctive relief thereon, in addition to such party’s right to monetary damages.

15. Non-Admission. Neither Akumin’s offer reflected in this Agreement nor any payment under this Agreement are an admission that you have a viable claim against Akumin or any other Releasee. Each Releasee denies all liability.

16. Confidentiality of Agreement. Except for disclosure required in connection with any claim brought in reliance on paragraph 9 above, and except as has been or is in the future publicly disclosed by Akumin in accordance with applicable securities laws, this Agreement is strictly confidential. Subject to the foregoing, you will not communicate this Agreement’s terms to any third party, whether verbally or in writing, by any means, including by social media such as Twitter and Facebook and the like. Any disclosure by you in violation of this paragraph will cause Akumin irreparable harm that money cannot undo. Accordingly, violation of this paragraph will entitle Akumin to temporary and permanent injunctive relief. Notwithstanding the foregoing, except as has been or is in the future publicly disclosed by Akumin in accordance

Exhibit 10.2

with applicable securities laws, you will not disclose any term of this Agreement, including any payment under this Agreement, to anyone except (a) your immediate family members and your legal/financial advisors; and (b) as required by applicable law, including the rules of any applicable stock exchange. You will be responsible for any breach of this paragraph by any family member or advisor to whom you disclose this Agreement. Both Akumin and you acknowledge that the Employment Agreement has been publicly filed as part of the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2022.

17. Applicable Law. This Agreement shall be interpreted under federal law if that law governs, and otherwise under the laws of the State of Arkansas, without regard to its choice of law provisions.

18. Dispute Resolution. Any dispute regarding this Agreement will be decided through binding arbitration to take place: (i) in the state where you worked when you separated from employment and (ii) under the American Arbitration Association Employment Arbitration Rules and Mediation Procedures, as amended, but excluding application of the Supplementary Rules for Class Arbitrations effective as of October 10, 2003. Also excluded from this Dispute Resolution requirement are pre-judgment actions for injunctive relief to enforce the terms of this Agreement. Both parties waive their right to a jury trial.

19. Severability. If a court (or arbitrator) finds any part of this Agreement unenforceable, that part shall be modified and the rest enforced. If a court (or arbitrator) finds any such part incapable of being modified, it shall be severed and the rest enforced.

20. Enforcement. If you breach this Agreement, Akumin shall be entitled to preliminary and permanent injunctive relief plus reasonable attorneys’ fees Akumin incurs in enforcing this Agreement, unless otherwise expressly provided elsewhere in this Agreement, plus any additional relief determined to be appropriate. A decision not to enforce this Agreement does not waive any future enforcement. If Akumin breaches this Agreement, you shall be entitled to the reasonable attorneys’ fees you incur in enforcing this Agreement, unless otherwise expressly provided elsewhere in this Agreement, plus any additional relief determined to be appropriate.

21. Individual Agreement. This Agreement has been negotiated individually and is not part of a group exit incentive or other termination program.

22. Entire Agreement. This Agreement and the Employment Agreement set forth the complete understanding between you and Akumin pertaining to the subject matters of this Agreement. This Agreement replaces any other agreements, representations or promises, written or oral, except for your post-termination obligations contained in the Employment Agreement. Notwithstanding your preexisting obligations with respect to Confidential Information (as defined in the Employment Agreement), pursuant to the federal Defend Trade Secrets Act, you cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret if that disclosure is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney, and for the sole purpose of

Exhibit 10.2

reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or similar proceeding, provided that filing is made under seal.

23. Time to Consider. You have twenty-one (21) days within which to decide whether to sign this Agreement after receiving it, although you may sign the Agreement at any time during the twenty-one (21)-day consideration period. You must sign and return this Agreement to Akumin within the twenty-one (21)-day consideration period if you want to receive the separation payments provided in paragraph 5 of this Agreement.

24. Time to Revoke. If you sign this Agreement, you have seven (7) days from the date you sign the Agreement to revoke the Agreement, in which case a written notice of revocation must be delivered to Riadh Zine, Chairman and CEO, at riadh.zine@akumin.com, on or before the seventh (7th) day after your execution of the Agreement. This Agreement is not effective or enforceable until the revocation period expires. If you revoke this Agreement, then you will not receive the separation payments provided in paragraph 5 of this Agreement.

25. Effective Date. If you sign and do not revoke this Agreement, then this Agreement shall become effective upon the expiration of the seven (7)-day revocation period set forth in paragraph 24 above.

26. Other Representations. You agree:

· You have not suffered any on‑the-job injury for which you have not already filed a claim, and the end of your employment is not related to any such injury;

· You do not have any pending lawsuits against Akumin;

· You were advised in writing, by getting a copy of this Agreement, to consult with an attorney before signing below;

· You have had the opportunity to negotiate this Agreement with Akumin, and this Agreement shall not be construed for or against either party as a drafter of its terms;

· You have relied on your own informed judgment, or that of your attorney if any, in deciding whether to sign this Agreement; and

· You are signing this Agreement knowingly and voluntarily.

Exhibit 10.2

/s/ MATTHEW CAMERON September 1, 2022
MATTHEW CAMERON (Date)

AKUMIN INC.

By: /s/ RIADH ZINE September 1, 2022
Name: Riadh Zine (Date)
Title: Chairman & Chief Executive Officer